Exhibit 10.27

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into between Meade Industrial Services, Inc., a Delaware corporation (“Seller”) and Magnetech Industrial Services, Inc., an Indiana corporation (“Buyer”). Seller is the owner of assets used in connection with Seller’s business of making and repairing magnets and repairing industrial motors (“Business”) located in Hammond, Indiana (“Hammond Location”) and in Boardman, Ohio (“Ohio Location”). Buyer wishes to purchase certain assets of the Seller to enable Buyer to operate the Business.

SELLER AND BUYER NOW AGREE AS FOLLOWS:

1. Sale of Assets. On the Closing Date (as later defined), Seller agrees to sell and Buyer agrees to purchase the following property and rights (“Assets”):

a. Operational Assets. All equipment, machinery, furniture, communications equipment, fixtures, vehicles, tools, computer hardware, computer software (excluding accounting software provided by Contractor’s Data Services) and office supplies presently being used in the operation of the Business at the Hammond Location and certain assets presently used at the Ohio Location (“Operational Assets”). A list of the Operational Assets is attached to this Agreement as Schedule 1(a). The Operational Assets are being purchased in an “as is - where is” condition.

b. Product. All product at the Hammond Location (“Product”) which is described as follows:

i. Work in Process. Two categories of work in process (“WIP”) as follows:

(1) Category I - WIP. WIP consisting of Seller’s open customer jobs being produced pursuant to contracts or purchase orders from customers.

(2) Category II - WIP. WIP consisting of open customer jobs, which are unsupported by purchase order or contract, and new, rebuilt, used and repairable magnets offered for sale.

ii. Inventory. All of Seller’s current usable materials normally used in the manufacture/repair of magnets, motors, shafts and other work routinely performed by the Seller.

c. Name, Intellectual Property and Goodwill. All of Seller’s rights, title and interest in and to the following, if any:

i. Its Business, technology, know-how, processes, trade secrets, inventions, proprietary data, research and development data, computer software programs, seller’s website which is Meadeindustrial.com, domestic and foreign patents and patent applications, registered and unregistered copyrights and copyright applications, and other intangible property (collectively, the “Intellectual Property”);

ii. Its telephone and telecopier numbers;

iii. All of its present and former customer and agent lists, supply lists, advertising materials, price lists, sales and promotional literature, correspondence files, sales and purchase records, displays, manuals, data, lists of present and former suppliers and all other files or records related to the operation of the Business. Buyer will retain any and all such records as set forth in this subparagraph for any applicable warranty period plus one (1) year. Furthermore, Buyer shall allow Seller reasonable access to any and all such records upon Seller’s sole discretion.

iv. A one-year license for Buyer’s use of the name “Meade Industrial Services” and a perpetual license for Buyer’s use of the name “Meade Magnets” and all goodwill associated with those names. Seller shall cause its affiliate, Meade Electric Company, Inc., an Illinois corporation, to enter into a License Agreement with Buyer substantially in the form as attached hereto as Exhibit “A” as of the Closing Date (“License Agreement”).

d. Contracts. All of Seller’s rights, title and interest in and to its contracts and agreements with customers and service providers listed on the attached Schedule 1(d) (“Assumed Contracts”).

e. Liabilities and Obligations of Seller. Buyer is accepting none of the Seller’s liabilities or obligations, except those identified on Schedule 1(e) (“Assumed Obligations”). Except for the Assumed Obligations, Buyer shall not assume, nor shall Buyer be responsible for, any debts, liabilities, obligations, or commitments of Seller whatsoever, whether actual, absolute, accrued, fixed, contingent, asserted or unasserted, including without limitation: (i) any of Seller’s accounts payable or other obligations or claims payable; (ii) any of Seller’s liabilities relating to any federal, state, local or other governmental taxes, fees, penalties or related charges; (iii)  except for those contracts assumed by Buyer pursuant to Paragraph 1(d) above, any liabilities or obligations arising under any contract or agreement to which Seller is a party or relating to any violation or breach of any thereof; (iv) any liabilities of Seller arising in connection with any employees of Seller as a result of Seller’s employment or discharge of any such persons; (v) any liabilities arising from the failure of Seller to comply with the rules and requirements of employee pension or benefit plan provisions; or (vi) any fines, civil penalties or other liabilities based upon or arising out of any claim, action, suit, litigation or proceeding to which Seller is or may be named a party, or relating to the Business.

f. Excluded Assets.

i. Ohio Assets. Except for the Operational Assets listed in Schedule 1(a), Buyer is not purchasing any of Seller’s assets from the Ohio Location.

ii. Accounts Receivable. Buyer is not purchasing any of Seller’s outstanding accounts receivable (“Outstanding Receivables”). The Outstanding Receivables are listed in Schedule 1(f) attached to this Agreement. Buyer will use its reasonable efforts to collect the Outstanding Receivables and will remit to Seller, on a weekly basis, any proceeds collected by Buyer on the Outstanding Receivables, less a collection fee of two percent (2%) of gross collections of these Outstanding Receivables, which fee shall be retained by Buyer. The term “reasonable efforts” shall include sending notices by regular mail, making telephone calls and similar contacts with customers, and shall specifically exclude, without limitation, delivering notices by certified mail or personal delivery, the filing of a lawsuit or engagement of legal counsel in order to collect the Outstanding Receivable, or Buyer making any adjustment in its business relationship with a customer in order to collect the Outstanding Receivable. Buyer’s obligation to collect the Outstanding Receivables shall expire as each Outstanding Receivable becomes one hundred eighty (180) days old. Any and all payments received by Buyer, unless otherwise specified by the customer, shall be applied first to the oldest invoice of said customer. Furthermore, Seller reserves the right to terminate Buyer’s collection of any one or all of said Outstanding Receivables at any time; Seller shall give Buyer reasonable notice of such termination.

2. Purchase Price. Subject to Paragraph 8(j) hereof, the total purchase price for the Assets (“Purchase Price”) shall be determined as of the Closing Date (as later defined) and shall be the sum of the following:

a. The value of the Operational Assets, Name, Intellectual Property, Goodwill, and Contracts, which shall be computed at the net book value of the Operational Assets, as determined in a manner consistent with previous accounting practices of Seller as reflected on Seller’s financial statements; plus

b. The value of the Inventory, which shall be determined as follows:

i. Inventory in Seller’s possession for less than one (1) year shall be valued at either: (1) one hundred percent (100%) of Seller’s cost of procurement; or (2) the current cost of replacement, whichever is less;

ii. Inventory in Seller’s possession for one (1) to two (2) years shall be valued at either: (1) seventy-five percent (75%) of Seller’s cost of procurement; or (2) the current cost of replacement, whichever is less;

iii. Inventory in Seller’s possession for two (2) to three (3) years shall be valued at either: (1) fifty percent (50%) of Seller’s cost of procurement; or (2) at the current cost of replacement, whichever is less; provided however, that this value shall be no less than scrap value;

iv. Inventory in Seller’s possession from three (3) to four (4) years shall be valued at either: (1) twenty-five percent (25%) of Seller’s cost of procurement; or (2) the current cost of replacement, whichever is less; provided however, the value shall not be less than scrap value; and

v. Inventory in Seller’s possession for four (4) years or more shall be valued at scrap value; plus

c. The value of Category I-WIP at actual, direct costs to Seller. No overhead or profit will be attributed to the value; plus

d. The value of Category II-WIP at Seller’s actual, direct cost, including acquisition costs. No overhead or profit will be attributed to the value. Buyer will purchase the Category II - WIP as a whole unit or none of it. In the event Buyer does not wish to acquire the Category II - WIP as a whole unit, Seller will retain ownership of the Category II - WIP and may dispose of it in its sole discretion.

On the Closing Date, Buyer will deliver to Seller the Purchase Price in cash, certified or bank check or by transfer of immediately available federal funds. The Purchase Price shall be allocated among the Assets as set forth in IRS Form 8594 (“Asset Acquisition Statement”). The parties agree to timely file the Asset Acquisition Statement with the Internal Revenue Service. Buyer or Seller may change the agreed-upon allocations only upon notice to, and written consent from, the other party.

3. Closing Date. The closing of this transaction (“Closing”) shall take place on or before August 5, 2001 or at such other date as may be agreed to by Buyer and Seller (“Closing Date”).

4. Conduct of Business Pending Closing. Pending Closing, Seller covenants as follows:

a. Seller will conduct its affairs (including purchase of materials and supplies) only in the ordinary course of Business. Any substantial deviation from the normal course of Business may be undertaken only with the prior written consent of Buyer;

b. Seller will use its reasonable efforts to preserve its Business organization and to maintain for Buyer the goodwill of suppliers, customers and others having relationships with Seller;

c. Seller will allow Buyer and its authorized representatives reasonable access during normal business hours, upon reasonable notice to Seller, at a time and place mutually agreed, to all books and records of Seller for the purposes of completing Buyer’s due diligence requirements; and

d. As of the Closing Date, the value of the Assets shall not have been materially affected in any adverse manner by reason of any loss, destruction or physical damage, whether or not insured. If the Assets have been adversely affected in value, Buyer may, in its sole discretion, cancel this Agreement.

5. Ohio Location. On or before the Closing Date, Seller shall curtail its operation of the Business at the Ohio Location to offices for inside and outside sales persons, product application design person, testing, inspection and minor external repair.

6. Seller’s Representations and Warranties. Seller represents and warrants as follows:

a. Financial Statements. Seller has, or within seven (7) days prior to Closing will have, delivered to Buyer financial statements of Seller prepared by the firm of accountants servicing Seller for the 1998, 1999 and 2000 fiscal years, including statements of revenues and expenses of Seller for those periods, and supplementary information set forth in such financial statements (“Financial Statement[s]”). Seller, to the best of its knowledge and belief, has no unrecorded liabilities or obligations of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, except as set forth in the Financial Statements. The Financial Statements are true and correct representations of the financial condition and operating results of Seller as of the dates and for the periods of those Financial Statements, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All Assets shown on such Financial Statements are counted consistent with past practice, are stated at proper values, and reflect and will reflect Assets of true future economic value to Buyer after the Closing;

b. Title to Assets; Condition of Assets. Other than listed in Schedule 6(b), Seller has good, marketable and insurable title to all the Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims or encumbrances. No person, firm or corporation other than Seller has any right to the use or possession of any of the Assets. Except as set forth on Schedule 6(b), no currently effective financing statement under the Uniform Commercial Code with respect to any of the Assets has been filed in any jurisdiction and no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement. The Assets constitute all of the assets necessary to permit Buyer to carry on the Business in a manner substantially consistent with past practice. It is also agreed and understood that any and all Operational Assets are being purchased in an “AS IS, WHERE IS AND WITH ALL FAULTS” condition. The quantities of the Product (whether WIP or Inventory) are not excessive, but are reasonable in the present circumstances of the Business;

c. Customers. Seller has not received any notice nor has knowledge that any of its largest 20 customers (based on net revenues for the 1999 and 2000 Financial Statements) intends to terminate or materially reduce its relationship with Seller and no such customer has terminated or materially reduced its business with Seller in the last twelve (12) months;

d. Employees; Labor Relations. All union contracts, collective bargaining agreements, written employment agreements, contracts, policies and commitments with or between Seller and any of its employees, directors, or officers, including without limitation those relating to severance and all written agreements with employees, are listed in Schedule 6(d). As of the date of this Agreement, except as set forth on Schedule 6(d):

i. Seller has paid in full or accrued to all of its employees and former employees all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof;

ii. Seller is in compliance with all laws dealing with employment and employment practices of any kind, and all wage and hour requirements and regulations;

iii. All employment practices of and employment actions taken by Seller as of the date of this Agreement shall have been consistent with all laws, including but not limited to those dealing with employment and employment practices of all kinds, and all wage and hour requirements and regulations, and no such employment practices or employment actions have been in violation of any such laws;

iv. There is no unfair labor practice, safety, health, discrimination or wage claim, charge, complaint or suit pending or threatened against or involving Seller before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor or any other governmental agency;

v. There is no labor dispute, strike, work stoppage, interference with production or slowdown in progress or threatened against or involving Seller;

vi. There is no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of Seller;

vii. There is no grievance pending or threatened against Seller under any collective bargaining agreement or otherwise; and

viii. There is no dispute, claim or proceeding pending or threatened by the Immigration and Naturalization Service with respect to Seller.

Seller shall pay to all of its employees all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them which become due and payable on or before the Closing Date;

e. Employment Benefit Plans. Schedule 6(e) contains a list of each employee welfare benefit plan (“Employee Welfare Benefit Plan”) and employee pension benefit plan (“Employee Pension Benefit Plan”) which was maintained or administered by Seller within the three (3) year period immediately prior to the Closing Date and to which Seller contributed or was legally obligated to contribute, and under which Seller had any liability with respect to its current employees or independent contractors. Also contained on Schedule 6(e) is a list of each benefit plan, program, arrangement, agreement, policy or commitment, whether insured or uninsured, funded or unfunded, that is not an Employee Welfare Benefit Plan or an Employee Pension Benefit Plan (collectively the “Employee Plans”) relating to: (i) deferred compensation, bonuses or compensation in addition to regular pay or wages, (ii) stock options or employee stock purchases; (iii) severance, unemployment, disability, vacation, sickness, or leave of absence; iv) fringe benefits, employee awards, educational assistance or reimbursement, equity participation, employee discounts, excess benefits, child or dependent care, long term and nursing home care; and (v) profit sharing which is sponsored, maintained or administered by Seller to which Seller contributes or is legally obligated to contribute, or under which Seller has any liability with respect to current or former employees of any individuals providing services to Seller. The Employee Welfare Benefit Plans, Employee Benefit Pension Plans and Employee Plans are collectively referred to as the “Employee Benefit Plans” and individually referred to as an “Employee Benefit Plan.”

To the best of Seller’s knowledge and belief:

i. Each of the Employee Benefit Plans is in compliance in all respects with the applicable provisions of ERISA and those provisions of the Internal Revenue Code (“Code”) applicable to the Employee Benefit Plans, and each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified. All contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans or the Code have been timely made. Each of the Employee Benefit Plans has been administered at all times and in all material respects in accordance with its terms. There are no pending investigations by any governmental agency involving the Employee Benefit Plans, no termination proceedings involving the Employee Benefit Plans, and no pending or, to the best knowledge of Seller, threatened claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plan), suits or proceedings against any Employee Benefit Plan or assertion of any rights or claims under any Employee Benefit Plan.

ii. No Employee Benefit Plan fiduciary has engaged in a “prohibited transaction” (as such term is defined in the Code or ERISA) which could subject any thereof to a tax or penalty on prohibited transactions imposed by the Code or ERISA.

iii. Seller is currently obligated to contribute to those “multi-employer plans” (as defined in ERISA) described in Schedule 6(e).

iv. Seller does not have any “leased employees” within the meaning of the Code.

v. Except as set forth on Schedule 6(e), Seller has no obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by COBRA. Seller is not subject to any excise tax for the current or any prior taxable year.

vi. Seller has complied with the requirements of COBRA and the rules and regulations thereunder.

vii. None of the employees of Seller is a member of, nor is any Employee Benefit Plan maintained in connection with, any “Voluntary Employees Benefit Association” within the meaning of Code Section 501(c)(9);

f. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of all other jurisdictions in which its ownership or use of property for the conduct of the Business requires it to qualify. Seller has all necessary corporate power and authority to own all of its property and assets, to conduct the Business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby;

g. Consents and Approvals. Except as set forth in Schedule 6(g), the execution, delivery and performance of this Agreement and any related agreements by Seller and the consummation by Seller of the transactions contemplated hereby or thereby will not require any notice to, or consent, authorization or approval from, any governmental agency or any third party. Except as noted on 6(g), any and all notices, consents, authorizations and approvals set forth have been made and obtained;

h. Taxes. Except as set forth on Schedule 6(h), Seller has prepared and has timely filed with the appropriate foreign, federal, state and local taxing authority, all income, excise and other tax returns required to be filed by each as of the date hereof, and all such tax returns are true, correct and complete. Seller has timely paid all taxes shown on such returns to be due or which have become due pursuant to any assessments, deficiency notice, thirty (30) day letter or similar notice received by each. Except as set forth on Schedule 6(h), no taxing authority has asserted any claim against Seller of any additional tax liability or initiated any action or proceeding which could result in such an assertion, including a claim by an authority in a jurisdiction where Seller has not previously filed a tax return that it is, or may be subject to, tax in such jurisdiction. Seller has made all withholdings and withholding payments required to be made with respect to the operation of the Business under all applicable federal, state, local and foreign laws and regulations with respect to all sales and use taxes and amounts paid to employees, former employees, independent contractors, shareholders, non-residents of the State of Indiana, and all other parties and amounts withheld have been properly paid over to the appropriate taxing authority. There are no liens for taxes upon any of the Assets;

i. Compliance with Laws; no Default or Litigation. To the best of Seller’s knowledge and belief and except as set forth in Schedule 6(i):

i. Seller is not in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a default or violation) in any respect under any contract, agreement, lease, consent order, or other commitment relating to the Business or under any law, including without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, civil rights, and health and occupational health and safety;

ii. There are no actions, suits, claims, investigations or legal arbitration or administrative proceedings in progress, pending or threatened by or against Seller (or its assets or properties) whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, county, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor has Seller been charged with or received any notice of any violation of any law relating to Seller, its properties, assets or the transactions contemplated by this Agreement; and

iii. Neither Seller nor any of its employees, officers, agents or shareholders, either individually or jointly with any other person, have violated or participated in any way in the violation, or engaged in any conduct which may constitute a violation of any laws or regulations, relating to government contracting, bid-rigging, anti-collusion, anti-trust or other similar unlawful conduct with respect to the Business;

j. Assumed Contracts. To the best of Seller’s knowledge and belief, the Assumed Contracts are valid and binding obligations of Seller, enforceable in accordance with their respective terms, are in full force and effect, and except as otherwise specified in Schedule 6(j), will continue in full force and effect without the consent of any of the parties so that, after the

Closing Date, Buyer will be entitled to the full benefits thereof. Except as set forth in Schedule 6(j), none of the Assumed Contracts contain any provisions that are triggered by any of the transactions contemplated by this Agreement or any related agreement. Except as disclosed in Schedule 6(j), there are no defaults currently existing and no events have occurred or have failed to occur which, after notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights under the Assumed Contracts. No notices of default, termination or expiration have been received by Seller with respect to such Assumed Contracts. Seller has no knowledge or any facts or circumstances that would render any of the Assumed Contracts unenforceable against any party thereto;

k. Permits. To the best of Seller’s knowledge and belief, it possesses all permits necessary to operate its properties and conduct the Business as now conducted and such permits are set forth on Schedule 6(k). Any and all such permits which are assignable will be assigned by Seller to Buyer at Closing;

l. Intellectual Property. To the best of Seller’s knowledge and belief, Seller owns and possesses the lawful right to use all of the Intellectual Property necessary to conduct the Business as presently operated. Schedule 6(l) sets forth a complete and current list of the Intellectual Property. To the best knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to or engaging in the unauthorized use or misappropriation of any Intellectual Property, including but not limited to United States patents and patent applications, registered and unregistered trademarks, service marks, trade names, logos, domain names, brands, business identifiers, private labels, trade dress, rights of publicity, or rights or privacy which are owned by any other person or entity, and there is no claim or action by any such person or entity pending or threatened with respect thereto. Seller has not licensed the Intellectual Property to any third party;

m. Due Authorization. The action taken by Seller in the signing of this Agreement and all action contemplated with this Agreement shall be properly authorized by the shareholders and directors of Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any of the provisions of the Articles of Incorporation or By-laws of Seller;

n. Accuracy. To the best of Seller’s knowledge and belief, none of the statements or information contained in any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or any information or documents delivered or to be delivered to Buyer prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any schedule to this Agreement or in any of the other information provided or the documents delivered to Buyer in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading. Seller has fully disclosed all relevant material facts affecting the Business, Seller’s liabilities and the Assets;

o. Name. Seller has not, within five (5) years prior to the Closing Date, conducted business under any names other than “Meade Magnets” and “Meade Industrial Services”; and

p. Other Negotiations. Seller will not, directly or indirectly engage in discussions or negotiations with any person other than Buyer concerning any merger, sale of stock, sale of assets or similar transaction involving or affecting ownership or operation of the Business.

7. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

a. Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana. Buyer has all necessary corporate power and authority to own all of its property and assets, to conduct its business, and to make, execute and deliver this Agreement and other documents and instruments contemplated in the Agreement; and

b. Accuracy. None of the statements or information contained in any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement or any information or documents delivered or to be delivered to Seller prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any exhibit or schedule to this Agreement or in any of the other information provided or the documents delivered to Seller in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading.

8. Conditions to Obligation of Buyer. The obligation of Buyer to purchase the Assets from Seller under this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (unless any condition is waived in writing by Buyer):

a. All representations and warranties of Seller contained in or made pursuant to this Agreement shall be true and correct as of the Closing Date;

b. Seller shall have performed, observed and complied with all the obligations and conditions required by this Agreement, including, but not limited to, the execution and delivery of all documents or instruments required to be so executed or delivered;

c. No order of any Court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated in this Agreement, or which would affect or limit Buyer’s ownership or control of the Assets, and there shall not have been threatened or pending any proceeding before any Court, governmental agency, or other regulatory entity challenging any of the transactions contemplated by this Agreement;

d. On or prior to the Closing Date, there shall have been no loss, damage or destruction to the Assets which materially impairs the value of the Assets in any way, and Seller shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, business or prospects;

e. Buyer shall have completed its due diligence review of the Business with the results being satisfactory to Buyer in its sole discretion;

f. Seller shall have delivered the certificates of title and other appropriate documents, including bills of sale and instruments of assignment sufficient to evidence and transfer to Buyer complete legal and equitable title in the Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims, encumbrances or charges or restraints on transfer;

g. Seller shall have delivered to Buyer an opinion of legal counsel (“Seller’s Opinion Letter”) dated the Closing Date in substantially the form as attached hereto as Exhibit “B;”

h. Buyer shall have entered into an Employment Agreement with Loren Hecker in substantially the form attached hereto as Exhibit “C” (“Employment Agreement”);

i. Buyer shall have entered into a Non-Competition Agreement with Joseph F. Lizzadro and Seller, in substantially the form attached hereto as Exhibit “D” (“Non-Competition Agreement”); and

j. Calumet National Bank, as Trustee of Trust No. P-3378 (“Trust”) and JAM FOX INVESTMENTS, LLC (“JAM”) shall have closed the purchase by JAM of the Hammond Location as provided by a Real Estate Purchase Agreement between the Trust and JAM dated this same date (“Real Estate Purchase Agreement”). In the event JAM, for any reason, fails to close on the purchase of the Hammond Location simultaneously with the Closing hereof, Buyer and Seller shall have entered into a lease for the Hammond Location upon terms mutually satisfactory to Buyer and Seller (“Hammond Lease”). If the Hammond Lease is entered into by Buyer and Seller, the Purchase Price for the Assets as set forth in Paragraph 2 hereof shall be increased by the sum of $500,000;

k. Seller shall have curtailed the operation of the Business at the Ohio Location as set forth in Paragraph 5 of this Agreement;

l. Seller shall have caused Shareholder (L&H Company) to execute and deliver an Indemnification Agreement in substantially the form attached hereto as Exhibit “E” (“Indemnification Agreement”); and

m. Seller shall have caused Meade Electric Company, Inc. (“Meade Electric”) to have obtained and delivered to JAM the bond described in the Lease between JAM and Meade Electric.

9. Conditions to Obligation of Seller. The obligation of Seller to sell and transfer the Assets to Buyer under this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (unless any condition is waived in writing by Seller):

a. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date;

b. Buyer shall have performed all the obligations and conditions required by this Agreement, including, but not limited to, delivery of the cash or cash equivalents required under this Agreement on the Closing Date;

c. No order of any Court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated in this Agreement, or which would affect or limit Seller’s ability to sell or transfer ownership or control of the Assets, and there shall not have been threatened or pending any proceeding before any Court, governmental agency, or other regulatory entity challenging any of the transactions contemplated by this Agreement; and

d. Buyer shall have delivered to Seller an opinion of legal counsel (“Buyer’s Opinion Letter”) in substantially the form attached hereto as Exhibit “F” dated the Closing Date.

10. Lease of Ohio Location. Seller shall cause Meade Facilities Partnership, an Illinois general partnership, to lease a portion of the Ohio Location to Buyer on a month-to-month basis for

Two Thousand Dollars ($2,000) per month substantially in the form as attached hereto as Exhibit “G” (“Ohio Lease”).

11. Warranty Work. From and after the Closing, Seller shall perform or cause to be performed all warranty work (“Warranty Work”) on Product previously sold to customers by Seller (whether from the Hammond Location or the Ohio Location). If so requested by Seller or by a customer, Buyer shall perform the Warranty Work and Seller shall reimburse Buyer for Buyer’s actual cost of performing the Warranty Work, within fifteen (15) days of Buyer’s completion of such work. Prior to performing any Warranty Work requested by a customer, Buyer will give Seller written notice thereof and provide Seller a reasonable opportunity to review and approve the proposed Warranty Work. If Seller refuses to approve proposed Warranty Work which Buyer reasonably believes is appropriate and necessary, Buyer may proceed to provide the Warranty Work. If Seller then refuses to reimburse Buyer for its actual cost of performing the Warranty Work, the parties will submit their dispute to a single arbitrator for resolution. The arbitration shall take place in Hammond, Indiana. If the parties are unable to agree upon an arbitrator, either party may apply to the Superior Court of Lake County for the appointment of an arbitrator. The determination of the arbitrator shall be final and conclusive. The arbitrator shall have the power to award the prevailing party its attorney’s fees and costs to be paid by the other party.

12. Notices. Notice from one party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested (c) first class or express mail, postage prepaid, (d) Federal Express or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. The current addresses of the parties are as follows:

BUYER	SELLER
Magnetech Industrial Services, Inc.	Joseph S. Lizzadro, Sr.
4601 Cleveland Road	c/o L&H Company
Post Office Box 3915	2215 York Road, Suite 304
South Bend, Indiana 46619	Oak Brook, Illinois 60523
Fax: (219) 271-0144	Fax: (630) 571-1048

With a copy to:	With a copy to:
Richard L. Mintz	James Karras
Barnes & Thornburg	Kelly & Karras
600 1st Source Bank Center	619 Enterprise Drive
100 N. Michigan Street	Oak Brook, Illinois 60523
South Bend, Indiana 46601	Fax: (630) 575-0221
Fax: (219) 237-1125

13. Bulk Sales. All creditors of Seller shall be paid in full by Seller before or on the Closing Date, and Buyer shall have no liability therefor. The parties waive compliance with the provisions of the bulk sales statutes of the State of Indiana.

14. Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and Buyer’s successors, owners, officers and directors from any and all damages, liabilities, loss, cost or expense (including reasonable attorney fees, paralegal fees and fees or costs of investigation) incurred because of or related to:

a. Any misrepresentation of Seller in this Agreement or any information or documents delivered or to be delivered to Buyer under the terms of this Agreement, or in any written materials delivered to Buyer;

b. Any breach by Seller or failure by Seller to perform or any material inaccuracy in any representation, warranty, covenant, condition or agreement contained in or made pursuant to this Agreement;

c. Any liabilities and obligations of Seller not expressly assumed by Buyer under this Agreement, including, without limitation, any liabilities or obligations relating to the operation of the Business prior to the Closing Date; and

d. Any damages and costs incurred by Buyer by reason of non-compliance with applicable bulk sales laws.

15. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its successors, owners, officers and directors from any and all damages, liabilities, loss, cost or expense (including reasonable attorney fees, paralegal fees and fees or costs of investigation) incurred because of or related to:

a. Any misrepresentation of Buyer in this Agreement or any information or documents delivered or to be delivered to Seller under the terms of this Agreement, or in any written materials delivered to Seller;

b. Any breach by Buyer or failure by Buyer to perform any representation, warranty, covenant, condition or agreement contained in or made pursuant to this Agreement; and

c. Any obligations or liabilities relating to the Business from and after the Closing Date.

16. Documents to be Delivered by Seller at Time of Closing. Seller agrees to deliver, or cause to be delivered, the following on or before the Closing Date:

a. Conveyance Documents. Bills of Sale, Certificates of Title and any other instruments or documents as may be reasonably requested by the attorney for Buyer to accomplish the purposes of this Agreement so as to convey and transfer to Buyer good and merchantable title to the Assets, free and clear of all liens and encumbrances.

b. Corporate Resolutions. Copies of properly authorized corporate resolutions certified by the secretary of the Seller confirming the proper authorization of this Agreement and all action provided hereunder.

c. Affidavit of No Creditors. The affidavit of Seller that it has no creditors as of the Closing Date.

d. Seller’s Opinion Letter.

e. Employment Agreement.

f. Non-Competition Agreement.

g. License Agreement.

h. Indemnification Agreement.

i. Real Estate Purchase Agreement and Simultaneous Closing thereof.

j. Ohio Lease.

k. Audited financial statements of L&H Company for its most recently completed fiscal year.

l. Hammond Lease, if applicable.

m. Releases of UCC-1 financing statements.

17. Documents to be Delivered by Buyer at Time of Closing. Buyer agrees to deliver the following on or before the Closing Date:

a. Purchase Price. The Purchase Price delivered in cash, certified or bank check or wire transfer of immediately available federal funds.

b. Corporate Resolutions. Copies of properly authorized corporate resolutions certified by the secretary of Buyer confirming the proper authorization of this Agreement and all action provided hereunder.

c. Buyer’s Opinion Letter.

d. License Agreement.

e. Real Estate Purchase Agreement and Simultaneous Closing thereof.

f. Ohio Lease.

g. Hammond Lease, if applicable.

18. General Provisions.

a. Assignment. This Agreement may not be assigned by any party hereto.

b. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. Entire Agreement. This Agreement (including the exhibits and schedules hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties hereto.

d. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

e. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

f. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto and their successors and permitted assigns.

g. Survival. All representations and warranties contained in or make pursuant to this Agreement shall survive for a period of five (5) years after the Closing; provided however, the representations and warranties regarding taxes shall survive for a period equal to the statute of limitations.

h. No Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of any such provision or the right of the party to enforce such provision. The waiver of any default or the failure to exercise any right shall not be deemed a waiver of any subsequent default or waiver of the right to exercise any other right.

i. Costs. Unless otherwise provided for in this Agreement, Buyer and Seller will each be solely responsible for and bear all of their respective expenses, including without limitation, expenses of legal counsel, accountants and other advisors; provided however, if Buyer does not consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement because it is not satisfied with the results of its due diligence investigation, Seller shall pay to Buyer the sum of Two Thousand Five Hundred Dollars ($2,500) as payment toward the costs incurred by Buyer in its due diligence. Such payment shall not be due to Buyer if the transaction closes.

j. The confidentiality provision as set forth in Paragraph 11(g) of the Letter of Intent dated March 23, 2001 entered into by and between the parties hereto shall remain in full force and effect and shall survive the termination, if any, of this Agreement.

Seller and Buyer now execute this Agreement this 9th day of July, 2001.

BUYER		SELLER

MAGNETECH INDUSTRIAL SERVICES, INC.		MEADE INDUSTRIAL SERVICES, INC.

	/s/ John A. Martell		/s/ Joseph S. Lizzardio
By:	John A. Martell	By:	Joseph S. Lizzardio
Its:	President	Its:	Senior Vice President

SCHEDULE 1(a)

Operational Assets

SCHEDULE 1(d)

Assumed Contracts

SCHEDULE 1(e)

Assumed Obligations

SCHEDULE 1(f)

Outstanding Receivables

SCHEDULE 6(b)

Financing Statements and Other Exceptions to Clear Title

SCHEDULE 6(d)

Labor Matters

SCHEDULE 6(e)

Employee Benefit Plans

SCHEDULE 6(e)(v)

Medical or Health Benefits Owed By Seller To Former Employees or Retired Employees

SCHEDULE 6(g)

Consents

SCHEDULE 6(h)

Tax Matters

SCHEDULE 6(i)

Exceptions to Compliance with Laws; Litigation

SCHEDULE 6(j)

Exceptions to Representations Regarding Assumed Contracts

SCHEDULE 6(k)

Permits

SCHEDULE 6(l)

Intellectual Property

EXHIBIT “A”

License Agreement

EXHIBIT “B”

Seller’s Opinion Letter

EXHIBIT “C”

Employment Agreement

EXHIBIT “D”

Non-Competition Agreement

EXHIBIT “E”

Indemnification Agreement

EXHIBIT “F”

Buyer’s Opinion Letter

EXHIBIT “G”

Ohio Lease

SBDS02 DANDERSON 222430v7